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                                                                EXHIBIT 26(e)(4)

Application Part 3
Agreements and Authorizations

                                                        [LOGO OF MINNESOTA LIFE]
Minnesota Life Insurance Company . Life New Business
400 Robert Street North . St. Paul, Minnesota 55101-2098
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Proposed Insured Name (last, first, middle)

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AGREEMENTS: I have read, or had read to me the statements and answers recorded on my application. They are given to obtain this insurance and are, to the best of my knowledge and belief, true and complete and correctly recorded. I understand that any false statement or misrepresentation on this application may result in loss of coverage under this policy subject to the incontestability provision. I agree that they will become part of this application and any policy issued on it. The insurance applied for will not take effect unless the policy is issued and delivered and the full first premium is paid while the health of the Proposed Insured remains as stated in this application. If such conditions are met, the insurance will take effect as of the earlier of the Policy Date specified in the policy or the date the policy is delivered to me; the only exception to this is provided in the Life Receipt and Temporary Insurance Agreement, issued if the premium is paid in advance.

VARIABLE ADJUSTABLE LIFE: I understand that the amount or the duration of the death benefit (or both) of the policy applied for may increase or decrease depending on the investment results of the sub-accounts of the separate account. I understand that the actual cash value of the policy applied for increases and decreases depending on the investment results. There is no minimum actual cash value for the policy values invested in these sub-accounts.

AUTHORIZATION: I authorize any physician, medical practitioner, hospital, clinic or other health care provider, insurance or reinsuring company, consumer reporting agency, the Medical Information Bureau, Inc. (MIB), or employer which has any records or knowledge of the physical or mental health of me or my minor children, to give all such information and any other non-medical information relating to such persons to Minnesota Life or its reinsurers. This shall include ALL INFORMATION as to any medical history, consultations, diagnoses, prognoses, prescriptions or treatments and tests, including information regarding alcohol or drug abuse and AIDS or AIDS-related conditions. To facilitate rapid submission of such information, I authorize all said sources, except MIB, to give such records or knowledge to any agency employed by Minnesota Life to collect and transmit such information.

I understand this information is to be used for the purpose of determining eligibility for insurance and may be used for determining eligibility for benefits. I understand this information may be made available to Underwriting, Claims, and support staff of Minnesota Life. I authorize Minnesota Life or its reinsurers to release any such information to reinsuring companies, the MIB, or other persons or organizations performing business or legal services in connection with my application, claim or as may be otherwise lawfully required or as I may further authorize.

I agree this authorization shall be valid for twenty-four months from the date it is signed. I may revoke this authorization at any time by sending a written request addressed to the Individual Underwriting Department, Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, MN 55101-2098.

I understand that I have the right to request and receive a copy of this authorization and that a photocopy of this authorization shall be as valid as the original.

I acknowledge that I have been given the Minnesota Life Consumer Privacy Notice (Notice Regarding Consumer Reports and the Notice Regarding Medical Information Bureau, Inc.).

FRAUD WARNING: Any person who, with intent to defraud or knowing that he/she is facilitating a fraud against insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

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Proposed Insured Signature              Date       City               State

X
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Owner Signature (If other than          Date       City               State
Proposed Insured)
(Give title if signed on behalf
of a business)
X
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Parent/Conservator/Guardian             Date       City               State
Signature
(Juvenile Applications)
X
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I believe that the information provided by this applicant is true and accurate.
I certify I have accurately recorded all information given by the Proposed Insured(s).
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Licensed Representative Signature                           Date
X
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F. 59536 8-2003